ascena retail group Announces Dressbarn Wind Down Successfully Completed

Concludes Significant Step in ascena’s Ongoing Transformation

MAHWAH, N.J. (February 19, 2020) — ascena retail group, inc. (Nasdaq:ASNA) (“ascena” or the “Company”) today announced that the Dressbarn brand has completed the orderly wind down of its business operations, closing over 650 stores and successfully eliminating over $300 million of lease liability.

Favorable sales performance by Dressbarn since the announcement fully offset the costs incurred in the wind down of approximately $60 million. All Dressbarn stores have now been closed, and the Dressbarn intellectual property assets and its ecommerce business have been sold and transitioned to its new owner.

“The completion of the Dressbarn wind down concludes a significant step in ascena’s ongoing transformation and is in line with the Company’s three key priorities: driving sustainable growth, improving operating margins, and optimizing our capital structure,” said Gary Muto, Chief Executive Officer of ascena. “Thanks to strong leadership and focused execution, we mitigated the financial impact of the wind down while maintaining our commitment to treat the Dressbarn associates and other key stakeholders fairly and with respect throughout the process. We appreciate the tremendous support Dressbarn received from landlords, vendors, associates and suppliers.”

About ascena retail group, inc.

ascena retail group, inc. (Nasdaq: ASNA) is a national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Plus Fashion segment (Lane Bryant, Catherines and Cacique) and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. through its retail brands operates ecommerce websites and approximately 2,800 stores throughout the United States, Canada, and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, lanebryant.com, Catherines.com, and shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range," and risks associated with the ability to achieve a successful outcome for its portfolio brands and to otherwise achieve its business strategies. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that its projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

Media Contact:
Shawn Buchanan
Corporate Communications
(212) 541-3418
shawn_buchanan@ascenaretail.com